UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 8, 2015 (April 22, 2015)

ALR TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-30414
(Commission File No.)

7400 Beaufont Springs Drive
Suite 300
Richmond, Virginia  23225
(Address of principal executive offices) (Zip Code)

(804) 554-3500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On April 22, 2015, our Board of Directors approved a proposal from Sidney Chan, our Chairman and Chief Executive Officer, to amend the existing credit agreement between the parties thereto, to increase the borrowing limit on the line of credit provided to the Company from $5,500,000 to $7,000,000. All other terms and conditions would remain unaltered. We had previously entered into a credit agreement with Mr. Chan on March 6, 2011, which was subsequently amended by agreements dated October 24, 2011, June 15, 2012, December 28, 2012 and April 1, 2014 whereby Mr. Chan agreed to make available to us a credit line equal to an aggregate of $5,500,000 for our corporate purposes. Under the terms of the arrangement, the amount borrowed by us bears simple interest at a rate of 1% per month. The amount borrowed is secured by a general security agreement over our assets and is due on demand. As at December 31, 2014, we had borrowed $5,097,273 from Mr. Chan on the line of credit.

Under the terms of the current proposal, in exchange for Mr. Chan making available the additional loan of $1,500,000 to us, we would be required to:

a)	reduce the exercise price of the 183,333,400 shares of common stock under option to Mr. Chan from $0.03 to $0.015;
b)	extend the expiry date of the 183,333,400 shares of common stock under option to Mr. Chan to be five years from the date of execution of the amended credit agreement
c)
grant Mr. Chan the right and option to purchase, an additional 283,333,267 shares of common stock at a price of $0.03 per share for a term of five years from the date of execution of the amended credit agreement.

d)	reduce the exercise price of the 46,666,700 shares of common stock under option to the Ms. Christine Kan (Spouse of Mr. Chan) from $0.03 to $0.015;
e)	extend the expiry date of the 46,666,700 shares of common stock under option to Ms. Kan to be five years from the date of execution of the amended credit agreement
f)
grant Ms. Kan the right and option to purchase, an additional 46,666,700 shares of common stock at a price of $0.015 per share for a term of five years from the date of execution of the amended credit agreement

Ms. Kan is one of our creditors pursuant to a Line of Credit Agreement and certain promissory notes.

The amending agreements have not been executed by us at this time because we do not have sufficient available unallocated authorized shares of common stock to execute the option agreements required to ratify the proposed amended credit agreement. Our board of directors will seek to obtain shareholder approval to amend our articles of incorporation in order to increase the number of authorized shares of common stock from five hundred million to two billion shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 8th day of May, 2015.

ALR TECHNOLOGIES INC.

BY:	WILLIAM SMITH
William Smith
President and member of the Board of Directors